UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 31, 2006

Expedia, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51447 (Commission File Number)	20-2705720 (I.R.S. Employer Identification No.)

3150 139th Avenue S.E., Bellevue, Washington (Address of principal executive offices)	98005 (Zip Code)

Registrant’s telephone number, including area code:	(425) 679-7200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On July 31, 2006, Expedia, Inc. (the “Company”) entered into a Separation Agreement with Keenan M. Conder, its Senior Vice President, General Counsel and Secretary, whose employment with the Company terminated on such date. The terms of the Separation Agreement provide that Mr. Conder will refrain from engaging in certain competitive activity for a specified period following his employment with the Company. In addition, Mr. Conder has agreed during such period to refrain from certain hiring, recruiting or soliciting activities related to the Company and its employees and officers. In consideration of these and other commitments from Mr. Conder, the Company will continue to pay his former annual base salary of $285,000 and pay for his COBRA health insurance coverage, each for a period of twelve months; provided, that such payments will be offset by any amount earned by Mr. Conder from another employer. The Company will also pay for certain relocation expenses. In addition, the agreement provides that the vesting of 9,352 restricted stock units held by Mr. Conder that would have vested in the one-year period following his date of termination of employment will be accelerated and be fully vested as of the later of July 31, 2006 or the expiration of a seven-day revocation period following Mr. Condor's execution of the agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: August 3, 2006

EXPEDIA, INC.
By:	/s/ Michael B. Adler
Name:	Michael B. Adler
Title:	Chief Financial Officer